EXHIBIT 99.1

PAB Bankshares, Inc. Announces the Election of David K. Williams to the Board of Directors, Other Voting Results of the 2007 Annual Shareholders' Meeting and the Retirement of Bill J. Jones and John M. Simmons, III

VALDOSTA, Ga., May 23, 2007 (PRIME NEWSWIRE) -- PAB Bankshares, Inc. (Nasdaq:PABK), the holding company for The Park Avenue Bank, proudly announces the appointment of David K. Williams to serve on the Company's Board of Directors for a three-year term. At the 2007 Annual Shareholders' Meeting held on Tuesday, May 22, 2007, the Company's shareholders voted to accept the Board's nomination of Mr. Williams. Following the shareholders' meeting, the Board of Directors also appointed Mr. Williams to serve on the Company's Audit Committee and to serve on the Board of Directors of The Park Avenue Bank. "With our continued expansion in the South Metro Atlanta market, we recognized the need for additional representation from that area on our Board of Directors. Mr. Williams lives and works in Henry County, Georgia, and we believe that his knowledge and experience in the residential real estate market will provide valuable insight to our Company," stated President and CEO M. Burke Welsh, Jr.

Mr. Williams, age 47, is President of Killearn Properties, Inc. of Georgia and Vice President and Director of its parent company, Killearn, Inc., both of which are headquartered in Stockbridge, Georgia. Mr. Williams has served in various management capacities with Killearn, Inc. and related entities since 1983. From 1993 to 1997, Mr. Williams served as Chief Financial Officer of Killearn Properties, Inc. when it was listed on the American Stock Exchange (under the stock symbol "KPI"). No longer publicly owned, Killearn, Inc. and its related entities have developed several golf course residential communities in Metro Atlanta, North Georgia and Tallahassee, Florida over the past four decades. Mr. Williams is also active as a member of Sharon Baptist Church and the Henry County Council for Quality Growth and as a director of the Georgia Horseman's Association.

In other shareholder voting, Mr. James B. Lanier, Jr., Mr. Douglas W. McNeill and Mr. F. Ferrell Scruggs, Sr. were re-elected to serve three-year terms on the Company's Board of Directors and the appointment of Mauldin & Jenkins, LLC as the Company's independent audit firm for the 2007 fiscal year was ratified. The official voting results from the 2007 Annual Shareholders' Meeting will be reported in August with the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2007.

The 2007 Annual Shareholders' Meeting also marked the retirement of two of the Company's directors, Mr. Bill J. Jones and Mr. John M. Simmons, III. Both gentlemen faithfully served the Company as directors since 1998 when Bainbridge National Bank and its parent company, Investors Financial Corp., were acquired.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank was established in 1956 by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. The Bank operates in 20 branch offices and three loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. Prior to November 1, 2005, the Company's common stock was listed on the American Stock Exchange under the symbol PAB. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President &
            Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com